Exhibit k
August 21, 2019
Securities and Exchange Commission
Division of Investment Management
100 F Street, NE
Washington, DC 20549
RE:	Thrivent Variable Life Account I Initial 1933 Act Registration 1940 Act File No. 811-08289 CIK# 0001039305
Commissioners:
This opinion is furnished in connection with the initial filing by Thrivent Financial for Lutherans (“Thrivent Financial”), as depositor, and the Thrivent Variable Life Account I (the “Variable Account”), as registrant, of the above-described Form N-6 registration statement (“Registration Statement”) under the Securities Act of 1933, as amended, (the “1933 Act”). The filing also constitutes Amendment No. 37 to the registration statement on Form N-6 (“Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “1933 Act”) and the Investment Company Act of 1940. The Registration Statement covers certain units of interest in the Variable Account pursuant to individual variable life insurance contracts (“Contracts”) described therein.
I am an attorney of Thrivent Financial. I am familiar with the legal organization of Thrivent Financial and have reviewed all statements, records, instruments and documents that I have deemed necessary to examine for purposes of this opinion. I have examined the Registration Statement on Form N-6 to be filed with the Securities and Exchange Commission in connection with the registration under the 1933 Act of an indefinite number of units to be issued by the Variable Account in connection with the terms of the Contracts. I am of the opinion that:
1.	Thrivent Financial is a fraternal benefit society organized under the laws of the State of Wisconsin;
2.	The Variable Account is duly organized under the provisions of the Wisconsin Insurance Code as a variable account under which income, gains or losses, realized or unrealized, from assets allocated to the Variable Account, are credited or charged against the Variable Account under the terms of the Contracts without regard to other income, gains or losses of Thrivent Financial;
3.	The assets held in the Variable Account equal the reserves and other liabilities under the Contracts and are not chargeable with liabilities arising out of any other business Thrivent Financial may conduct; and
4.	The Contracts have been duly authorized by Thrivent Financial, and the securities registered by the Registration Statement will, when sold in a manner contemplated by the Registration Statement, be legally issued and represent binding obligations of Thrivent Financial in accordance with the terms of the Contracts.
I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Respectfully,
/s/ Heather J. Thenell
Heather J. Thenell, J.D.
Senior Counsel